DAEGIS REPORTS FOURTH QUARTER AND
FISCAL 2012 YEAR-END FINANCIAL RESULTS

• Year-End Adjusted EBITDA of $6.1 million
• Year End Non-GAAP Net Income of $2.6 million
• Fiscal Year 2012 Cash Flow from Operations of $5.4 million

ROSEVILLE, Calif., – July 17, 2012 – Daegis (NASDAQ: DAEG), an eDiscovery and information management company, today announced financial results for its fiscal 2012 fourth quarter and year ended April 30, 2012.

Fourth quarter total revenue was $9.8 million, compared to $11.8 million in the fourth quarter last year. Electronic discovery revenue was $4.3 million, compared to $6.5 million in the comparable period last year. Revenue for the Company’s database, archive and migration business segment was $5.5 million, compared to $5.3 million in the fourth quarter of fiscal 2011. Adjusted EBITDA for the quarter was $331,000, or 3% of revenue, compared to $2.0 million, or 17% of revenue, in the comparable quarter last year (see reconciliation table below regarding the presentation of Adjusted EBITDA and Non-GAAP net income).

Fourth quarter GAAP net loss was $15.7 million or $1.08 loss per share, compared to GAAP net loss of $15.9 million or $1.09 loss per share in the same quarter last year. The net losses included a non-cash impairment charge of $15.0 million and $16.0 million respectively, resulting from the write off of goodwill and intangible assets related to acquisitions made by the Company in calendar 2010 and 2009, respectively. Fourth quarter Non-GAAP net loss was $403,000 or $0.03 loss per share, compared to Non-GAAP net income of $1.2 million or $0.08 per share in the fourth quarter last year (see reconciliation table).

Cash and cash equivalents at April 30, 2012 were $4.8 million, compared to $4.6 million reported at April 30, 2011. Total outstanding debt decreased to $21.3 million, compared to $27.5 million at April 30, 2011.

Commenting on results, Chief Executive Officer Todd Wille said, “The Company’s financial position improved throughout fiscal 2012 as a result of repaying $6.8 million of long-term debt, refinancing the Company’s remaining debt with Wells Fargo, and generating $6.1 million of Adjusted EBITDA, a 14 percent margin. The database, archive and migration segment grew revenues four percent in the fourth quarter and contributed approximately $9 million in cash for the fiscal year. The eDiscovery business did not generate the revenue or profitability expected for the year. However, with the hiring of our new eDiscovery Division President coupled with significant enhancements to our cloud platform and implementation of operational improvements, we expect to improve both our top-line and bottom-line performance for fiscal 2013.”

Fiscal 2012 Year End Financial Results

Total revenue for fiscal 2012 was $43.5 million, compared to $47.0 million for the same period of the prior year. GAAP net loss for fiscal 2012 was $16.7 million, or $1.16 loss per share, compared to a net loss of $16.7 million, or $1.23 loss per share, in the same period last year.

Non-GAAP net income was $2.6 million, or $0.16 per share, compared to $4.8 million, or $0.34 per share, for last year. Adjusted EBITDA was $6.1 million, compared to $7.6 million in fiscal 2011.

Investor Conference Call

Management will host a conference call today, July 17, 2012, at 2:00 p.m. PT (5:00 p.m. ET) to review the fourth quarter and year end 2012 financial results. The call can be accessed by dialing (877) 941-2068 or (480) 629-9712 for international callers. Additionally, the conference call will be broadcast live on Daegis’ website at www.daegis.com. A replay of the call will be available through 11:59 p.m. ET on July 26, 2012 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4552575#.

About Daegis

Daegis delivers eDiscovery and information management solutions. Daegis’ eDiscovery Platform combines technology and on-demand services to deliver end-to-end and cost-effective solutions for corporations and law firms. The Company’s information management business delivers solutions for developing, managing, modernizing, and archiving application and business data. For additional information, visit www.daegis.com and follow us on our blog and Twitter at @daegis.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Daegis uses certain Non-GAAP measures of financial performance. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from Non-GAAP financial measures used by other companies. In addition, these Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these Non-GAAP financial measures including how they are calculated, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP Net Income" which includes a reconciliation of the GAAP results to Non-GAAP results as well as Adjusted EBITDA.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements in the press release include the statements made by Mr. Wille. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events, circumstances or otherwise.

DAEGIS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	April 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$4,752	$4,577
Accounts receivable, net	10,968	15,670
Prepaid expenses and other current assets	1,805	1,166
Total current assets	17,525	21,413

Property and equipment, net	2,827	2,240
Goodwill	11,706	25,161
Intangibles, net	8,690	12,396
Other assets, net	1,121	1,524
Total assets	$41,869	$62,734

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$450	$1,433
Current portion of long term debt	2,945	1,869
Accrued compensation and related expenses	2,465	2,894
Common stock warrant liability	569	1,623
Other accrued liabilities	819	2,131
Deferred revenue	8,412	7,951
Total current liabilities	15,660	17,901

Long term debt, net of current portion	18,306	24,731
Deferred tax liabilities	734	555
Other long term liabilities	1,148	1,513
Total liabilities	35,848	44,700

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred Stock	2	—
Common stock	15	15
Additional paid-in capital	99,860	95,111
Accumulated other comprehensive income	341	443
Accumulated deficit	(94,197)	(77,535)
Total stockholders’ equity	6,021	18,034
Total liabilities and stockholders’ equity	$41,869	$62,734

DAEGIS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Revenues:
eDiscovery	$4,267	$6,495	$19,981	$23,112
Database, archive, and migrations	5,544	5,314	23,488	23,881
Total revenues	9,811	11,809	43,469	46,993

Operating Expenses:
Direct costs of eDiscovery revenue	2,279	2,113	9,402	6,838
Direct costs of database, archive, and migrations revenue	1,443	1,323	5,398	5,632
Product development	1,992	1,998	7,661	7,736
Selling, general and administrative	4,756	5,753	19,020	24,718
Impairment of goodwill and intangible assets	15,047	15,964	15,047	15,964
Change in fair value of contingent consideration	—	—	—	(164)
Total operating expenses	25,517	27,151	56,528	60,724
Loss from operations	(15,706)	(15,342)	(13,059)	(13,731)

Other income (expense):
Loss on extinguishment of debt	—	—	(2,166)	—
Gain from change in fair value of common stock warrant liability	418	92	1,054	519
Interest expense	(438)	(956)	(2,270)	(3,406)
Other, net	(2)	171	(68)	8
Total other income (expense)	(22)	(693)	(3,450)	(2,879)

Loss before income taxes	(15,728)	(16,035)	(16,509)	(16,610)
Provision (benefit) for income taxes	4	(164)	153	55
Net loss	$(15,732)	$(15,871)	$(16,662)	$(16,665)

Net loss per share:
Basic	$(1.08)	$(1.09)	$(1.16)	$(1.23)
Dilutive	$(1.08)	$(1.09)	$(1.16)	$(1.23)

Shares used in computing net loss per share:
Basic	14,718	14,578	14,672	13,552
Dilutive	14,718	14,578	14,672	13,552

DAEGIS INC.
RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
GAAP loss from operations	$(15,706)	$(15,342)	$(13,059)	$(13,731)

Amortization of intangible assets	483	910	2,115	3,589
Stock based compensation expenses	217	234	921	960
Depreciation	290	202	1,086	830
Impairment of goodwill and intangible assets	15,047	15,964	15,047	15,964
Total adjustments to GAAP loss from operations	16,037	17,310	19,169	21,343

Adjusted EBITDA	$331	$1,968	$6,110	$7,612

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (In thousands, except per share data)

GAAP net loss	$(15,732)	$(15,871)	$(16,662)	$(16,665)

Amortization of intangible assets and warrant discount	483	975	2,158	3,808
Stock based compensation expenses	217	234	921	960
Professional fees related to mergers	—	—	—	1,423
Change in fair value of contingent consideration	—	—	—	(164)
Gain from change in fair value of common stock warrant liability	(418)	(92)	(1,054)	(519)
Loss on extinguishment of debt	—	—	2,166	—
Impairment of goodwill and intangible assets	15,047	15,964	15,047	15,964
Total adjustments to GAAP net loss	15,329	17,081	19,238	21,472

Non-GAAP net income (loss)	$(403)	$1,210	$2,576	$4,807

Non-GAAP diluted earnings (loss) per share	$(0.03)	$0.08	$0.16	$0.34

Weighted average shares used in computing earnings per share:
Dilutive	14,718	14,992	16,131	14,037